Exhibit 99.1

INmune Bio Inc Issues Shareholder Letter Reviewing 2025 Milestones and Outlining 2026 Strategic Initiatives

Boca Raton, FL, Jan. 27, 2026 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB), a clinical-stage inflammation and immunology company, presents the following letter to investors from David Moss, CEO:

Dear Fellow Shareholders,

As we reflect on 2025, I want to thank you for your continued support of INmune Bio. This past year marked an important period of execution, discipline, and focus as we advanced our mission to develop innovative therapies that address serious neuroinflammatory and immunologic diseases with high unmet needs. 2025 was a pivotal year for our company, highlighted by compelling clinical learnings from XPro™ in our Phase 2 Alzheimer’s disease trial and significant progress advancing CORDStrom™ in Recessive Dystrophic Epidermolysis Bullosa (RDEB). Our focus on harnessing the innate immune system to address conditions with large unmet need and meaningful market potential continues to drive us forward.

Starting with our most clinically advanced program, CORDStrom™, our patent-pending allogeneic umbilical cord-derived mesenchymal stromal cell therapy for recessive dystrophic epidermolysis bullosa (RDEB), 2025 saw substantial progress. A peer-reviewed study in December highlighted the therapeutic potential of CORDStrom™, aligning with our platform’s promise.(1)  We made significant strides in manufacturing, successfully completing three commercial pilot-scale runs at CGT Catapult in Stevenage, UK, in preparation for regulatory filings. I recently visited the Stevenage facility and saw firsthand the operational rigor and collaborative, problem-solving culture that is driving this program towards the patients and families living with RDEB.   The team provided detailed updates on progress toward our Marketing Authorization Application (MAA), planned for mid-summer 2026, including how we are actively managing bottlenecks both within and outside our direct control. Following the planned MAA submission to the UK’s Medicines and Healthcare products Regulatory Agency (MHRA), we anticipate submitting a Biologics License Application (BLA) to the U.S. FDA toward the end of 2026. These timelines remain subject to regulatory feedback and manufacturing readiness.

While Recessive Dystrophic Epidermolysis Bullosa (RDEB) has historically been classified by its visible cutaneous symptoms, its impact extends far beyond the skin. Because Type VII Collagen (COL7A) is a critical component of all squamous epithelia, the disease is fundamentally a systemic, multi-organ condition affecting the gastrointestinal tract, ocular surfaces, and internal organs. CORDStrom is designed to address this systemic pathology directly. Encouraged by recent clinical trial results, our team is working diligently toward a Marketing Authorization Application (MAA). We look forward to sharing further milestones regarding the CORDStrom-RDEB program throughout 2026.

In 2025, XPro™ (also known as XPro1595) delivered robust evidence supporting its potential as a differentiated therapy for Alzheimer’s disease patients with neuroinflammation. MINDFuL was designed as a short, biomarker-informed Phase 2 study intended to learn quickly and define the right population for a future registration-quality trial. While the broader modified intent-to-treat population (n=200) did not show a treatment effect, we observed meaningful and biologically consistent signals in a predefined subpopulation of amyloid-positive early AD patients with two or more biomarkers of inflammation (n=100). In this short trial and population, XPro™ showed benefits versus placebo on change from baseline EMACC (effect size 0.27), Neuropsychiatric Inventory (effect size −0.24), and blood levels of pTau217 (effect size −0.18). As is common in Phase 2 development, these results allow us to refine patient selection and statistical powering for the next study, and we are working with the FDA to define an appropriate registrational development path informed by these data.

Of note, there are precedents where a Phase 2 program in Alzheimer’s disease did not meet its primary endpoint yet demonstrated clinically meaningful signals that informed subsequent successful development and approval. For example, lecanemab’s Phase 2b BAN2401 program did not meet its 12-month Bayesian primary endpoint yet prespecified longer-duration analyses supported continued development and subsequent marketing approval.

In our biomarker-defined subpopulation, we observed a 0.27 effect size on the EMACC cognitive scale after only 6 months (2). For directional context, this magnitude compares favorably to the 18-month results of approved anti-amyloid therapies:

Lecanemab (CLARITY-AD): 0.10 – 0.15 effect size at 18 months (3,5).

Donanemab (TRAILBLAZER ALZ-2): ~0.19 effect size at 18 months (4,5).

While these comparisons use different endpoints (EMACC vs. ADAS-Cog) and trial designs, the data suggests a robust and rapid cognitive signal. These figures are intended for directional context and are not a direct measure of relative clinical benefit.

Additionally, the results from MINDFuL were supportive of XPro’s proposed mechanism of action (MOA): selectively inhibiting soluble TNF to reduce neuroinflammation while preserving beneficial TNF signaling. This included biomarker results such as reduced change from baseline blood pTau217 levels, as well as neuroimaging insights presented at the Clinical Trials on Alzheimer’s Disease (CTAD) conference in San Diego in December 2025. Grey-matter MRI imaging analyses using PerpPD+ from Oxford Brain Diagnostics suggested imaging changes directionally consistent with reduced neurodegeneration in the biomarker-defined subpopulation. These imaging results are consistent with XPro™’s biological, cognitive, and neuropsychiatric signals in this population, and we expect to share details from additional imaging analyses in the near future. Importantly, these data support a precision-medicine development strategy in Alzheimer’s disease that aligns with emerging regulatory and payer expectations.

Financially, we exit 2025 well positioned for continued execution. In June we closed on a private placement, and we expect to receive a research and development rebate from Australia, bolstering our cash position. As of September 30, 2025, our cash and cash equivalents stood at approximately $27.7 million. These resources, combined with disciplined expense management, provide us with sufficient funds to last through year-end 2026, enabling us to achieve key milestones.

INmune Bio was founded on the belief that targeted immunomodulation can meaningfully change the course of devastating diseases. We remain at the forefront of biotechnology with two industry-leading assets: CORDStrom, a mesenchymal stromal cell platform engineered specifically for therapeutic use from inception, and XPro, a premier approach for treating complex neuroinflammatory conditions within the central nervous system.  While challenges remain, we are encouraged by the progress we have made and the opportunities ahead. We are committed to transparent communication, thoughtful decision-making, and the creation of long-term shareholder value.  Most importantly, our primary mission remains improving the lives of patients and their families.

On behalf of the entire INmune Bio team, thank you for your continued trust and support. We look forward to updating you on our progress throughout 2026.

Sincerely,

David Moss

President & CEO

INmune Bio, Inc.

References (numbered footnotes)

(1) Bageta M., et al. “Mesenchymal stromal cell infusions of umbilical cord-derived mesenchymal stromal cells in children with recessive dystrophic epidermolysis bullosa (MissionEB): a randomised, double-blind, placebo controlled, crossover, phase 3 trial with an internal phase 1 dose de-escalation phase” (eClinicalMedicine Oct. 2025)

(2) INmune Bio, Inc. press release / GlobeNewswire: “INmune Bio Reports Key Findings from Phase 2 MINDFuL Trial of XPro™ in Early Alzheimer’s Disease” (June 30, 2025).

01-XX-2026 - INMB - 2026 Lette…

(3) van Dyck CH, et al. “Lecanemab in Early Alzheimer’s Disease” (CLARITY-AD). New England Journal of Medicine (published online/issue Jan 2023).

(4) Sims JR, et al. “Donanemab in Early Symptomatic Alzheimer Disease: The TRAILBLAZER-ALZ 2 Randomized Clinical Trial.” JAMA (2023).

(5) Estimated absolute effect sizes (approx. Cohen’s d) were calculated from the summary statistics for the model-estimated ADAS-Cog differences reported in (2) and (3).

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has three product platforms: the Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. The second program, CORDStrom™, is a proprietary pooled, allogeneic, human umbilical cord-derived mesenchymal Stromal/Stem cell (hucMSCs) platform that recently completed a blinded randomized trial in recessive dystrophic epidermolysis bullosa. The third program, INKmune®, is designed to prime a patient’s natural killer cells to eliminate minimal residual disease in patients with cancer and is currently in a trial in metastatic castration-resistance prostate cancer.  To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release related to the development or commercialization of product candidates and other business and financial matters, including without limitation, trial results and data, including the results of the Phase 2 MINDFuL trial, the timing of key milestones, future plans or expectations for the treatment of XPro™, and the prospects for receiving regulatory approval or commercializing or selling any product or drug candidates may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to several risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements because of these risks and uncertainties. CORDstrom™, XPro1595 (XPro™, pegipanermin), and INKmune®™ have either finished clinical trials, are still in clinical trials or are preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contacts:

David Moss

Chief Executive Officer

(561) 710-0512

info@inmunebio.com

Daniel Carlson

Head of Investor Relations

(415) 509-4590

dcarlson@inmunebio.com

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